EXHIBIT 99.3
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
GENERAL
     You should read the following discussion and analysis of our consolidated financial condition and results of operations in conjunction with the notes to consolidated financial statements.
     We commenced operations as a fully integrated real estate company effective with the completion of our initial public offering on November 26, 1997, and elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, with our initial tax return for the year ended December 31, 1997. AMB Property Corporation and AMB Property, L.P. were formed shortly before the consummation of our initial public offering.
Management’s Overview
     The primary source of our revenue and earnings is rent received from customers under long-term (generally three to ten years) operating leases at our properties, including reimbursements from customers for certain operating costs, and from partnership distributions and fees from our private capital business. We also produce earnings from the disposition of operating assets that no longer fit our strategy, from the disposition of projects in our development-for-sale program and from the contributions of properties to our co-investment joint ventures. Our long-term growth is driven by our ability to maintain and increase occupancy rates or increase rental rates at our properties, and by our ability to continue to acquire and develop new properties.
     National industrial markets continued to improve during 2006 when compared with market conditions in 2005. According to Torto Wheaton Research, availability dropped 10 basis points in the fourth quarter of 2006 to 9.4%, and availability for the year dropped 50 basis points. We believe the strongest industrial markets in the U.S. are the coastal gateway markets tied to global trade, including Los Angeles, our largest market, Miami, the San Francisco Bay Area and Seattle, and to a lesser degree Northern New Jersey/New York (with the exception of the Exit 8A submarket). While we believe that the broader Chicago market is showing signs of stabilization, certain submarkets, like the O’Hare submarket, are relatively strong. We believe Dallas continues to recover, and Atlanta continues to suffer from a large increase in supply. We believe the operating environment in our U.S. on-tarmac business remains good with improving cargo volumes and essentially no new supply.
     Investor demand for industrial property (as supported by our observation of strong national sales volumes and declining acquisition capitalization rates) has remained consistently strong over the past several years. We believe we capitalized on this demand for industrial property by accelerating the repositioning of our portfolio, through the disposition of non-core properties, which was effectively completed in 2006 with our exit from the Charlotte and Memphis markets. We plan to continue selling selected assets on an opportunistic basis or that no longer fit our strategic investment objectives, but we believe we have substantially achieved our repositioning goals.
     Occupancy levels in our portfolio continue to outperform the national industrial market, as determined by Torto Wheaton Research, by pricing lease renewals and new leases with sensitivity to local market conditions. During the prior periods of decreasing or stabilizing rental rates, we strove to sign leases with shorter terms to prevent locking in lower rent levels for long periods and to be prepared to sign new, longer-term leases during periods of growing rental rates. When we sign leases of shorter duration, we attempt to limit overall leasing costs and capital expenditures by offering different grades of tenant improvement packages, appropriate to the lease term. In our stronger markets, we are increasing rents as opposed to occupancy.
     The table below summarizes key operating and leasing statistics for our owned and managed operating properties for the years ended December 31, 2006 and 2005:

	U.S. Hub and	Total Other	Total/Weighted
Owned and Managed Property Data(1)	Gateway Markets(2)	Markets(3)	Average
For the year ended December 31, 2006:
% of total rentable square feet	72.0%	28.0%	100.0%
Occupancy percentage at year end	96.5%	95.0%	96.1%
Same space square footage leased	13,016,726	3,186,854	16,203,580
Rent (decreases) increases on renewals and rollovers (4)	(0.4)%	1.6%	(0.1)%

For the year ended December 31, 2005: (5)
% of total rentable square feet	74.9%	25.1%	100.0%
Occupancy percentage at year end	96.2%	94.6%	95.8%
Same space square footage leased	11,032,482	2,574,944	13,607,426
Rent decreases on renewals and rollovers	(10.8)%	(4.3)%	(9.7)%

(1)	Schedule includes owned and managed operating properties which we define as properties in which we have at least a 10% ownership interest, for which we are the property or asset manager, and which we intend to hold for the long-term.

(2)	Our U.S. hub and gateway markets include on-tarmac and Atlanta, Chicago, Dallas, Los Angeles, Miami, Northern New Jersey/New York City, San Francisco Bay Area, and Seattle.

(3)	Our total markets include other U.S. target markets, other non-target markets, and non-U.S. target markets.

(4)	On a consolidated basis, rent increases on renewals and rollovers were 4.4% and 3.0%, respectively, for U.S. hub and gateway markets and total other markets.

(5)	The information for 2005 is presented on a consolidated basis while the information for 2006 is presented on an owned and managed basis. Management believes that the difference in comparability between the information for 2006 and 2005 is not significant.
     At December 31, 2006, our operating portfolio’s occupancy rate was 96.1%, on an owned and managed basis (97.0% on a consolidated basis), an increase from both the prior quarter and December 31, 2005. Rental rates on lease renewals and rollovers in our portfolio increased 4.1% in the fourth quarter of 2006 and decreased 0.1% for the full year. Cash basis same store net operating income (rental revenues less property operating expenses and real estate taxes for properties included in the same store pool, which is set annually and excludes properties purchased or developments stabilized after December 31, 2004) grew by 1.3% in the fourth quarter of 2006 and 2.6% for the full-year 2006, on an owned and managed basis. Excluding lease termination fees, same store net operating income grew 3.0% and 3.2% in the quarter and for the full year (decreased 0.5% and increased 1.6%, respectively, on a consolidated basis), respectively, on an owned and managed basis. See Part II, Item 7: “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Earnings Measures” for a discussion of same store net operating income and a reconciliation of same store net operating income and net income. We currently expect that same store growth in our operating portfolio, excluding lease termination fees, will be about 3% to 4% for 2007, on an owned and managed basis. Market rents continue to rebound from their lows and in many of our hub and gateway markets are back to or above their prior peak levels of 2001.
     We believe that industrial market rents in the San Francisco Bay Area are improving. While market rents in the San Francisco Bay Area were up 10% to 15% in 2006, rents still have not yet fully recovered to normal levels. Rents on lease renewals and rollovers in the San Francisco Bay Area declined 21.0% in the fourth quarter of 2006 and 13.2% for the full-year 2006, on an owned and managed basis. Without the effect of the San Francisco Bay Area, rents on renewals and rollovers for the full-year 2006 would have been 2.0%, on an owned and managed basis, which we believe reflects the generally positive trends in U.S. industrial space availability.
     We expect development to be a significant driver of our earnings growth as we expand our land and development pipeline, and contribute completed development projects into our co-investment program and recognize development profits. We believe that development, renovation and expansion of well-located, high-quality industrial properties should generally continue to provide us with attractive investment opportunities at a higher rate of return than we may obtain from the purchase of existing properties. We believe that our development opportunities in Mexico, Japan and China are particularly attractive given the current lack of supply of modern industrial distribution facilities in the major metropolitan markets of these countries. Prior to our global expansion, our development pipeline was $106.8 million at the end of 2002. As a result of our global expansion and increased development capabilities, we have increased our development pipeline to approximately $1.3 billion at December 31, 2006. In addition to our committed development pipeline, we hold a total of 1,735 acres for future development or sale, of which 92% is in North America. We believe these 1,735 acres of land could support approximately 30.5 million square feet of future development.
     Going forward, we believe that our co-investment program with private-capital investors will continue to serve as a significant source of revenues and capital for new investments. Through these co-investment joint ventures, we typically earn acquisition fees, asset management fees and priority distributions, as well as promoted interests and incentive distributions based on the performance of the co-investment joint ventures; however, we cannot assure you that we will continue to do so. Through contribution of development properties to our co-investment joint ventures, we expect to recognize value creation from our development pipeline. As of December 31, 2006, we owned approximately 64.3 million square feet of our properties (51.6% of the total operating and development portfolio) through our consolidated and unconsolidated co-investment joint ventures. We may make additional investments through these co-investment joint ventures or new joint ventures in the future and presently plan to do so.
     By the end of 2010, we expect to have approximately 50% of our owned and managed operating portfolio invested in non-U.S. markets (based on owned and managed annualized base rent). As of December 31, 2006, our non-U.S. operating properties comprised 14.1% of our owned and managed operating portfolio (based on annualized base rent) and 7.4% of our consolidated operating portfolio (based on annualized base rent). Our North American target countries outside of the United States currently comprise Canada and Mexico. Our European target countries currently comprise Belgium, France, Germany, Italy, the Netherlands, Spain and the United Kingdom. Our Asian target countries currently comprise China, India, Japan, Singapore and South Korea. We expect to add additional target countries outside the United States in the future.
     To maintain our qualification as a real estate investment trust, we must pay dividends to our stockholders aggregating annually at least 90% of our taxable income. As a result, we cannot rely on retained earnings to fund our on-going operations to the same extent that other corporations that are not real estate investment trusts can. We must continue to raise capital in both the debt and equity markets to fund our working capital needs, acquisitions and developments. See “Liquidity and Capital Resources” for a complete discussion of the sources of our capital.
Summary of Key Transactions in 2006
     During the year ended December 31, 2006, we completed the following significant capital deployment and other transactions:
•	Acquired, on an owned and managed basis, 106 buildings in North America and Europe, aggregating approximately 9.8 million square feet, for $834.2 million;

•	Committed to 30 development projects in North America, Asia and Europe totaling 10.4 million square feet with an estimated total investment of approximately $914.3 million;

•	Acquired 835 acres of land for development in North America and Asia for approximately $293.2 million;

•	Sold five land parcels and six development projects totaling approximately 1.3 million square feet for an aggregate sale price of $86.6 million;

•	Contributed four completed development projects for $486.2 million to AMB Japan Fund I, L.P., two completed development projects for $56.4 million to AMB-SGP Mexico, LLC, three completed development projects for $64.8 million to AMB Institutional Alliance Fund III, L.P. and one land parcel for $77.5 million to AMB DFS Fund I, LLC, all of which entities are unconsolidated co-investment joint ventures. As a result of these contributions, we recognized an aggregate after-tax gain of $94.1 million, representing the portion of our interest in the contributed properties acquired by the third-party co-investors for cash;

•	Divested ourselves of 73 industrial buildings aggregating approximately 6.4 million square feet, for an aggregate price of approximately $335.1 million, including 34 industrial buildings that were sold by two of our unconsolidated joint ventures; and

•	Acquired the 50% interest in AMB BlackPine that we did not previously own;

•	Received an incentive distribution of $19.8 million from AMB Partners II, L.P.; and

•	Deconsolidated AMB Institutional Alliance Fund III, L.P., on a prospective basis, as of October 1, 2006.
     See Part IV, Item 15: Notes 3 and 4 of the “Notes to Consolidated Financial Statements” for a more detailed discussion of our acquisition, development and disposition activity.
     During the year ended December 31, 2006, we completed the following significant capital markets and other financing transactions:
•	Obtained long-term secured debt financings for our co-investment joint ventures of $141.6 million with a weighted average interest rate of 6.1%;

•	Assumed $29.9 million of debt for our co-investment joint ventures at a weighted average interest rate of 6.0%;

•	Obtained $177.7 million of new debt (using exchange rates in effect at applicable quarter end dates) with a weighted average interest rate of 4.2% for international acquisitions;

•	Obtained a $65.0 million floating rate unsecured revolving credit facility for one of our co-investment joint ventures;

•	Entered into a third amended and restated credit agreement for a $250.0 million unsecured multi-currency revolving credit facility which replaced an existing $100.0 million unsecured multi-currency revolving credit facility;

•	Repurchased all of AMB Property II, L.P.’s outstanding 7.75% Series E Cumulative Redeemable Preferred Limited Partnership Units for an aggregate cost of $10.9 million, including accrued and unpaid distributions;

•	Repurchased all of AMB Property II, L.P.’s outstanding 7.95% Series F Cumulative Redeemable Preferred Limited Partnership Units for an aggregate cost of $10.0 million, including accrued and unpaid distributions;

•	Repurchased all of AMB Property II, L.P.’s outstanding 8.125% Series H Cumulative Redeemable Preferred Limited Partnership Units for an aggregate cost of $42.8 million, including accrued and unpaid distributions;

•	Purchased all of AMB Property II, L.P.’s outstanding 5.00% Series N Cumulative Redeemable Preferred Limited Partnership Units for an aggregate cost of $36.6 million, including accrued and unpaid distributions;

•	Completed the early renewal and increase of our senior unsecured revolving line of credit in the amount of $550.0 million, an increase of $50.0 million;

•	Entered into an amended and restated revolving credit agreement for a 45.0 billion Yen (approximately $377.9 million U.S. dollars, using the exchange rate at December 31, 2006) unsecured revolving credit facility that replaced an existing 35.0 billion Yen (approximately $293.9 million U.S. dollars, using the exchange rate at December 31, 2006) unsecured revolving credit facility;

•	Raised approximately $48.1 million in net proceeds from the issuance and sale of $50.0 million of our 6.85% Series P Cumulative Redeemable Preferred Stock;

•	Issued $175.0 million aggregate principal amount of fixed rate senior unsecured notes under the operating partnership’s 2006 medium-term note program which mature on August 15, 2013 and bear interest at a rate of 5.90% per annum; and

•	Entered into a 228.0 million Euro (approximately $300.9 million U.S. dollars, using the exchange rate at December 31, 2006) revolving credit facility agreement, which provides for loans on a secured and unsecured basis.
     See Part IV, Item 15: Notes 6, 9 and 11 of the “Notes to Consolidated Financial Statements” for a more detailed discussion of our capital markets transactions.
Critical Accounting Policies
     Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
     Investments in Real Estate. Investments in real estate and leasehold interests are stated at cost unless circumstances indicate that cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. We also regularly review the impact of above or below-market leases, in-place leases and lease origination costs for all new acquisitions, and record an intangible asset or liability accordingly. Carrying values for financial reporting purposes are reviewed for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of a property may not be fully recoverable. Impairment is recognized when estimated expected future cash flows (undiscounted and without interest charges) are less than the carrying value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future economics and market conditions and the availability of capital. If impairment analysis assumptions change, then an adjustment to the carrying value of our long-lived assets could occur in the future period in which the assumptions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to earnings. As a result of leasing activity and the economic environment, we re-evaluated the carrying value of our investments and recorded impairment charges of $6.3 million during the year ended December 31, 2006 on certain of our investments.
     Revenue Recognition. We record rental revenue from operating leases on a straight-line basis over the term of the leases and maintain an allowance for estimated losses that may result from the inability of our customers to make required payments. If customers fail to make contractual lease payments that are greater than our allowance for doubtful accounts, security deposits and letters of credit, then we may have to recognize additional doubtful account charges in future periods. We monitor the liquidity and creditworthiness of our customers on an on-going basis by reviewing their financial condition periodically as appropriate. Each period we review our outstanding accounts receivable, including straight-line rents, for doubtful accounts and provide allowances as needed. We also record lease termination fees when a customer has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. If a customer remains in the leased space following the execution of a definitive termination agreement, the applicable termination fees are deferred and recognized over the term of such customer’s occupancy.
     Property Dispositions. We report real estate dispositions in three separate categories on our consolidated statements of operations. First, when we divest a portion of our interests in real estate entities or properties, gains from the sale represent the interests acquired by third-party investors for cash and are included in gains from disposition of real estate interests in the statement of operations. Second, we dispose of value-added conversion projects and build-to-suit and speculative development projects for which we have not generated material operating income prior to sale. The gain or loss recognized from the disposition of these projects is reported net of estimated taxes, when applicable, and are included in development profits, net of taxes, in the statement of operations. Lastly, Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires us to separately report as discontinued operations the historical operating results attributable to operating properties sold and the applicable gain or loss on the disposition of the properties, which is included in gains from dispositions of real estate, net of minority interests, in the statement of operations. The consolidated statements of operations for prior periods are also adjusted to conform with this classification. There is no impact on our previously reported consolidated financial position, net income or cash flows. In all cases, gains and losses are recognized using the full accrual method of accounting. Gains relating to transactions which do not meet the requirements of the full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met.
     Joint Ventures. We hold interests in both consolidated and unconsolidated joint ventures. We determine consolidation based on standards set forth in EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights or FASB Interpretation No. 46R, Consolidation of Variable Interest Entities “FIN 46”. Based on the guidance set forth in EITF 04-5, we consolidate certain joint venture investments because we exercise significant control over major operating decisions, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing. For joint ventures that are variable interest entities as defined under FIN 46 where we are not the primary beneficiary, we do not consolidate the joint venture for financial reporting purposes. For joint ventures under EITF 04-5, where we do not exercise significant control over major operating and management decisions, but where we exercise significant influence, we use the equity method of accounting and do not consolidate the joint venture for financial reporting purposes.
     Real Estate Investment Trust. As a real estate investment trust, we generally will not be subject to corporate level federal income taxes in the U.S. if we meet minimum distribution, income, asset and shareholder tests. However, some of our subsidiaries may be subject to federal and state taxes. In addition, foreign entities may also be subject to the taxes of the host country. An income tax allocation is required to be estimated on our taxable income arising from our taxable real estate investment trust subsidiaries and international entities. A deferred tax component could arise based upon the differences in GAAP versus tax income for items such as depreciation and gain recognition. However, we believe deferred tax is an immaterial component of our consolidated balance sheet.
CONSOLIDATED RESULTS OF OPERATIONS
     Effective October 1, 2006, we deconsolidated AMB Institutional Alliance Fund III, L.P., on a prospective basis, due to the re-evaluation of the accounting for our investment in the fund in light of changes to the partnership agreement regarding the general partner’s rights effective October 1, 2006. As a result, our results of operations presented below are not comparable between years presented.
     The analysis below includes changes attributable to same store growth, acquisitions, development activity and divestitures. Same store properties are those that we owned during both the current and prior year reporting periods, excluding development properties stabilized after December 31, 2004 (generally defined as properties that are 90% leased or properties for which we have held a certificate of occupancy or where building has been substantially complete for at least 12 months).
     As of December 31, 2006, same store industrial properties consisted of properties aggregating approximately 71.2 million square feet. The properties acquired during 2006 consisted of 73 buildings, aggregating approximately 6.6 million square feet. The properties acquired during 2005 consisted of 41 buildings, aggregating approximately 6.9 million square feet. During 2006, property divestitures and contributions consisted of 50 buildings, aggregating approximately 7.5 million square feet. In 2005, property divestitures and contributions consisted of 150 buildings, aggregating approximately 10.6 million square feet. Our future financial condition and results of operations, including rental revenues, may be impacted by the acquisition of additional properties and dispositions. Our future revenues and expenses may vary materially from historical results.

For the Years ended December 31, 2006 and 2005 (dollars in millions)

Revenues	2006	2005	$ Change	% Change
Rental revenues
U.S. industrial:
Same store	$503.7	$491.4	$12.3	2.5%
2006 acquisitions	4.4	—	4.4	—%
2005 acquisitions	19.4	11.4	8.0	70.2%
Development	8.3	7.4	0.9	12.2%
Other industrial	74.3	63.6	10.7	16.8%
Non U.S. industrial	62.5	33.1	29.4	88.8%

Total rental revenues	672.6	606.9	65.7	10.8%
Private capital income	46.1	43.9	2.2	5.0%

Total revenues	$718.7	$650.8	$67.9	10.4%

     U.S. industrial same store revenues increased $12.3 million from the prior year despite the decrease of $12.8 million in same store revenues due to the deconsolidation of AMB Institutional Alliance Fund III, L.P., effective October 1, 2006, attributable primarily to improved occupancy and increased rental rates in various markets. The properties acquired during 2005 consisted of 41 buildings, aggregating approximately 6.9 million square feet. The properties acquired during 2006 consisted of 73 buildings, aggregating approximately 6.6 million square feet. Other industrial revenues include rental revenues from properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development projects that have reached certain levels of operation and are not yet part of the same store operating pool of properties. Non-U.S. industrial revenues increased approximately $29.4 million from the prior year due primarily to the stabilization of three properties in Japan and the continued acquisition of properties in France, Germany and Mexico. The increase in private capital income was primarily due to increased asset management and acquisition fees from additional assets held in co-investment joint ventures, which were partially offset by a decrease in incentive distributions of approximately $3.9 million. During 2006, we received incentive distributions of $22.5 million, of which $19.8 million was from AMB Partners II, L.P., as compared to incentive distribution of $26.4 million for the sale of AMB Institutional Alliance Fund I, L.P., during 2005.

Costs and Expenses	2006	2005	$ Change	% Change
Property operating costs:
Rental expenses	$100.2	$77.9	$22.3	28.6%
Real estate taxes	74.4	79.9	(5.5)	(6.9)%

Total property operating costs	$174.6	$157.8	$16.8	10.6%

Property operating costs
U.S. industrial:
Same store	$137.8	$131.4	$6.4	4.9%
2006 acquisitions	1.1	—	1.1	—%
2005 acquisitions	4.4	2.5	1.9	76.0%
Development	2.8	2.5	0.3	12.0%
Other industrial	16.3	15.2	1.1	7.2%
Non U.S. industrial	12.2	6.2	6.0	96.8%

Total property operating costs	174.6	157.8	16.8	10.6%
Depreciation and amortization	176.4	160.3	16.1	10.0%
Impairment losses	6.3	—	6.3	—%
General and administrative	104.3	71.6	32.7	45.7%
Other expenses	2.6	5.0	(2.4)	(48.0)%
Fund costs	2.1	1.5	0.6	40.0%

Total costs and expenses	$466.3	$396.2	$70.1	17.7%

     Same store properties’ operating expenses increased $6.4 million from the prior year, despite the decrease of $2.5 million in same store operating expenses due to the deconsolidation of AMB Institutional Alliance Fund III, L.P., effective October 1, 2006, due primarily to increased insurance costs, utility expenses, repair and maintenance expenses, and other non-reimbursable expenses. The 2005 acquisitions consisted of 41 buildings, aggregating approximately 6.9 million square feet. The 2006 acquisitions consisted of 73 buildings, aggregating approximately 6.6 million square feet. Other industrial expenses include expenses from divested properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development properties that have reached certain levels of operation and are not yet part of the same store operating pool of properties. Non-U.S. industrial revenues increased approximately $6.0 million from the prior year due primarily to the stabilization of three properties in Japan and the continued acquisition of properties in France, Germany and Mexico. The increase in depreciation and amortization expense was due to the increase in our net investment in real estate. The 2006 impairment loss was taken on several non-core assets as a result of leasing activities and changes in the economic environment and the holding period of certain assets. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense as a result of higher values assigned to option and stock awards and executive departures, additional staffing and expenses for our international expansion, and the acquisition of AMB Blackpine. Other expenses decreased approximately $2.4 million from the prior year due primarily to a decrease in losses associated with our deferred compensation plan and a decrease in certain deal costs. Fund costs represent general and administrative costs paid to third parties associated with our co-investment joint ventures.

Other Income and (Expenses)	2006	2005	$ Change	% Change
Equity in earnings of unconsolidated joint ventures, net	$23.2	$10.8	$12.4	114.8%
Other income	9.4	5.6	3.8	67.9%
Gains from dispositions of real estate interests, net	—	19.1	(19.1)	(100.0)%
Development profits, net of taxes	106.4	54.8	51.6	94.2%
Interest expense, including amortization	(166.2)	(147.7)	18.5	12.5%

Total other income and (expenses), net	$(27.2)	$(57.4)	$(30.2)	(52.6)%

     The $12.4 million increase in equity in earnings of unconsolidated joint ventures was primarily due to gains of $17.5 million from the disposition of real estate by our unconsolidated co-investment joint ventures during 2006 as opposed to $5.5 million of such gains during 2005 and, effective October 1, 2006, and the deconsolidation of AMB Institutional Alliance Fund III, L.P., which resulted in an increase of approximately $5.1 million. These increases were partially offset by an increase in expenses by our unconsolidated joint ventures. The increase in other income was primarily due to increased bank interest income and an increase in property management income due to the expansion of our property management business. The 2005 gains from disposition of real estate interests resulted primarily from our contribution of $106.9 million (using the exchange rate in effect at contribution) in operating properties to our then newly formed unconsolidated co-investment joint venture, AMB Japan Fund I, L.P. Development profits represent gains from the sale of development projects and land as part of our development-for-sale program. The increase in development profits was due to increased disposition and contribution volume during 2006. During 2006, we sold five land parcels and six development projects totaling approximately 1.3 million square feet for an aggregate sale price of $86.6 million, resulting in an after-tax gain of $13.3 million. In addition, during 2006, we received approximately $0.4 million in connection with the condemnation of a parcel of land resulting in a loss of $1.0 million, $0.8 million of which was the joint venture partner’s share. During 2006, we also contributed a total of ten completed development projects into unconsolidated co-investment joint ventures. Four projects totaling approximately 2.6 million square feet were contributed into AMB Japan Fund I, L.P, two projects totaling approximately 0.8 million square feet were contributed into AMB-SGP Mexico, LLC, three projects totaling approximately 0.6 million square feet were contributed into AMB Institutional Alliance Fund III, L.P., and one land parcel into AMB DFS Fund I, LLC.  As a result of these contributions, we recognized an aggregate after-tax gain of $94.1 million, representing the portion of our interest in the contributed property acquired by the third-party investors for cash. During 2005, we sold five land parcels and five development projects, aggregating approximately 0.9 million square feet for an aggregate price of $155.2 million, resulting in an after-tax gain of $45.1 million. In addition, during 2005, we received final proceeds of $7.8 million from a land sale that occurred in 2004. During 2005, we also contributed one completed development project into an unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $1.9 million representing the portion of our interest in the contributed property acquired by the third-party co-investor for cash. The increase in interest expense, including amortization, was due primarily to increased borrowings on unsecured credit facilities and other debt.

Discontinued Operations	2006	2005	$ Change	% Change
Income attributable to discontinued operations, net of minority interests	$18.5	$21.3	$(2.8)	(13.1)%
Gains from dispositions of real estate, net of minority interests	42.6	113.6	(71.0)	(62.5)%

Total discontinued operations	$61.1	$134.9	$(73.8)	(54.7)%

     During 2006, we divested ourselves of 39 industrial buildings, aggregating approximately 3.5 million square feet, for an aggregate price of approximately $175.3 million, with a resulting net gain of approximately $42.6 million. During 2005, we divested ourselves of 142 industrial buildings and one retail center, aggregating approximately 9.3 million square feet, for an aggregate price of $926.6 million, with a resulting net gain of $113.6 million. Included in these divestitures is the sale of the assets of AMB Institutional Alliance Fund I, L.P., for $618.5 million. The multi-investor fund owned 100 buildings totaling approximately 5.8 million square feet. We received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for our 21% interest in the fund.

Preferred Stock	2006	2005	$ Change	% Change
Preferred stock dividends	$(13.6)	$(7.4)	$6.2	83.8%
Preferred unit redemption issuance costs	(1.1)	—	1.1	—%

Total preferred stock dividends	$(14.7)	$(7.4)	$7.3	98.6%

     In December 2005, we issued 3,000,000 shares of 7.0% Series O Cumulative Redeemable Preferred Stock. In August 2006, we issued 2,000,000 shares of 6.85% Series P Cumulative Redeemable Preferred Stock. The increase in preferred stock dividends is due to the newly issued shares. In addition, during the year ended December 31, 2006, AMB Property II, L.P., one of our subsidiaries, repurchased all 840,000 of its outstanding 8.125% Series H Cumulative Redeemable Preferred Limited Partnership Units, all 220,440 of its outstanding 7.75% Series E Cumulative Redeemable Preferred Limited Partnership Units, all 201,139 of its outstanding 7.95% Series F Cumulative Redeemable Preferred Limited Partnership Units and all 729,582 of its outstanding 5.00% Series N Cumulative Redeemable Preferred Limited Partnership Units. As a result, we recognized a decrease in income available to common stockholders of $1.1 million for the original issuance costs, net of discount on repurchase.
For the Years ended December 31, 2005 and 2004 (dollars in millions)

Revenues	2005	2004	$ Change	% Change
Rental revenues
U.S. industrial:
Same store	$491.4	$480.2	$11.2	2.3%
2005 acquisitions	11.4	3.2	8.2	256.3%
Development	7.4	8.6	(1.2)	(14.0)%
Other industrial	63.6	34.6	29.0	83.8%
Non U.S. industrial	33.1	27.2	5.9	21.7%

Total rental revenues	606.9	553.8	53.1	9.6%
Private capital income	43.9	12.9	31.0	240.3%

Total revenues	$650.8	$566.7	$84.1	14.8%

     U.S. industrial same store revenues increased $11.2 million from 2004 to 2005 on a year-to-date basis attributable primarily to improved occupancy and increased rental rates in various markets. The properties acquired during 2004 consisted of 64 buildings, aggregating approximately 7.6 million square feet. The properties acquired during 2005 consisted of 41 buildings, aggregating approximately 6.9 million square feet. Other industrial revenues include rental revenues from properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development projects that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2004 and 2005, we continued to acquire properties in China, France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial revenues. The increase in private capital income was primarily due to increased asset management fees from additional assets held in co-investment joint ventures and incentive distributions for 2005 of $26.4 million for the sale of AMB Institutional Alliance Fund I, asset management priority distributions from AMB Japan Fund I, L.P., and acquisition fees from AMB Institutional Alliance Fund III, L.P.

Costs and Expenses	2005	2004	$ Change	% Change
Property operating costs:
Rental expenses	$77.9	$80.2	$(2.3)	(2.9)%
Real estate taxes	79.9	62.6	17.3	27.6%

Total property operating costs	$157.8	$142.8	$15.0	10.5%

Property operating costs
U.S. industrial:
Same store	$131.4	$127.4	$4.0	3.1%
2005 acquisitions	2.5	0.9	1.6	177.8%
Development	2.5	2.1	0.4	19.0%
Other industrial	15.2	7.8	7.4	94.9%
Non U.S. industrial	6.2	4.6	1.6	34.8%

Total property operating costs	157.8	142.8	15.0	10.5%
Depreciation and amortization	160.3	135.4	24.9	18.4%
General and administrative	71.6	57.2	14.4	25.2%
Other expenses	5.0	2.6	2.4	92.3%
Fund costs	1.5	1.7	(0.2)	(11.8)%

Total costs and expenses	$396.2	$339.7	$56.5	16.6%

     Same store properties’ operating expenses increased $4.0 million from 2004 to 2005 on a year-to-date basis due primarily to increased insurance costs, utility expenses, repair and maintenance expenses, and other non-reimbursable expenses. The 2004 acquisitions consisted of 64 buildings, aggregating approximately 7.6 million square feet. The 2005 acquisitions consisted of 41 buildings, aggregating approximately 6.9 million square feet. Other industrial expenses include expenses from divested properties that have been contributed to an unconsolidated joint venture, and accordingly are not classified as discontinued operations in our consolidated financial statements, and development properties that have reached certain levels of operation and are not yet part of the same store operating pool of properties. In 2004 and 2005, we continued to acquire properties in China, France, Germany, Japan, Mexico and the Netherlands, resulting in increased international industrial property operating costs. The increase in depreciation and amortization expense was due to the increase in our net investment in real estate during the year. The increase in general and administrative expenses was primarily due to additional staffing and expenses for new initiatives, including our international and development expansions and the expansion of satellite offices. Other expenses increased approximately $2.4 million from the prior year due primarily to greater losses on our non-qualified deferred compensation plan in 2005 and an increase in certain deal costs. Fund costs represent general and administrative costs paid to third parties associated with our co-investment joint ventures.

Other Income and (Expenses)	2005	2004	$ Change	% Change
Equity in earnings of unconsolidated joint ventures, net	$10.8	$3.8	$7.0	184.2%
Other income	5.6	4.7	0.9	19.1%
Gains from dispositions of real estate interests	19.1	5.2	13.9	267.3%
Development profits, net of taxes	54.8	8.5	46.3	544.7%
Interest expense, including amortization	(147.7)	(141.9)	5.8	4.1%

Total other income and (expenses), net	$(57.4)	$(119.7)	$(62.3)	(52.0)%

     The $7.0 million increase in equity in earnings of unconsolidated joint ventures was primarily due to a gain of $5.4 million from the disposition of real estate by one of our unconsolidated co-investment joint ventures during the second quarter of 2005. The increase in other income was primarily due to increased bank interest income. The 2005 gains from disposition of real estate interests resulted primarily from our contribution of $106.9 million (using exchange rate in effect at contribution) in operating properties to our newly formed unconsolidated co-investment joint venture, AMB Japan Fund I, L.P. The 2004 gains from disposition of real estate interests resulted from our contribution of $71.5 million in operating properties to our unconsolidated co-investment joint venture, AMB-SGP Mexico, LLC. Development profits represent gains from the sale of development projects and land as part of our development-for-sale program. The increase in development profits was due to increased volume in 2005. During 2005, we sold five land parcels and five development projects, aggregating approximately 0.9 million square feet for an aggregate price of $155.2 million, resulting in an after-tax gain of $45.1 million. In addition, during 2005, we received final proceeds of $7.8 million from a land sale that occurred in 2004. During 2005, we also contributed one completed development project into an unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $1.9 million representing the portion of our interest in the contributed property acquired by the third-party co-investor for cash. During 2004, we sold seven land parcels and six development projects as part of our development-for-sale program, aggregating approximately 0.3 million square feet for an aggregate price of $40.4 million, resulting in an after-tax gain of $6.5 million. During 2004, we also contributed one completed development project into a newly formed unconsolidated joint venture, AMB-SGP Mexico, LLC, and recognized an after-tax gain of $2.0 million representing the portion of our interest in the contributed property acquired by the third-party co-investor for cash.

Discontinued Operations	2005	2004	$ Change	% Change
Income attributable to discontinued operations, net of minority interests	$21.3	$28.7	$(7.4)	(25.8)%
Gains from dispositions of real estate, net of minority interests	113.6	42.0	71.6	170.5%

Total discontinued operations	$134.9	$70.7	$64.2	90.8%

     During 2005, we divested ourselves of 142 industrial buildings and one retail center, aggregating approximately 9.3 million square feet, for an aggregate price of approximately $926.6 million, with a resulting net gain of approximately $113.6 million. Included in these divestitures is the sale of the assets of AMB Alliance Fund I for $618.5 million. The multi-investor fund owned 100 buildings totaling approximately 5.8 million square feet. We received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for our 21% interest in the fund. During 2004, we divested ourselves of 21 industrial buildings, two retail centers and one office building, aggregating approximately 3.1 million square feet, for an aggregate price of $200.3 million, with a resulting net gain of $42.0 million.

Preferred Stock	2005	2004	$Change	% Change
Preferred stock dividends	$(7.4)	$(7.1)	$0.3	4.2%

Total preferred stock	$(7.4)	$(7.1)	$0.3	4.2%

     In December 2005, we issued 3,000,000 shares of 7.0% Series O Cumulative Redeemable Preferred Stock. The increase in preferred stock dividends is due to the newly issued shares.
LIQUIDITY AND CAPITAL RESOURCES
     Balance Sheet Strategy. In general, we use unsecured lines of credit, unsecured notes, preferred stock and common equity (issued by us and/or the operating partnership and its subsidiaries) to capitalize our 100%-owned assets. Over time, we plan to retire non-recourse, secured debt encumbering our 100%-owned assets and replace that debt with unsecured notes. In managing our co-investment joint ventures, in general, we use non-recourse, secured debt to capitalize our co-investment joint ventures.
     We currently expect that our principal sources of working capital and funding for acquisitions, development, expansion and renovation of properties will include:
•	retained earnings and cash flow from operations;

•	private capital from co-investment partners;

•	net proceeds from contribution of properties and completed development projects to our co-investment joint ventures;

•	borrowings under our unsecured credit facilities;

•	other forms of secured or unsecured financing;

•	proceeds from equity (common and preferred) or debt securities offerings;

•	proceeds from limited partnership unit offerings (including issuances of limited partnership units by our subsidiaries); and

•	net proceeds from divestitures of properties.
     We currently expect that our principal funding requirements will include:

•	working capital;

•	development, expansion and renovation of properties;

•	acquisitions, including our global expansion;

•	debt service; and

•	dividends and distributions on outstanding common and preferred stock and limited partnership units.
     Cash flows. As of December 31, 2006, cash provided by operating activities was $335.9 million as compared to $295.8 million for the same period in 2005. This change is primarily due to increases in rental rates, partially offset by an increase in general and administrative expenses primarily due to additional staffing and expenses for new initiatives, including our international and development expansions and increased occupancy costs related to the expansion of regional offices. Cash used for investing activities was $880.6 million for the year ended December 31, 2006, as compared to cash used for investing activities of $60.4 million for the same period in 2005. This change is primarily due to an increase in funds used for property acquisitions and capital expenditures, and a decrease in proceeds from property divestitures (mainly due to the divesture of AMB Institutional Alliance Fund I, L.P., portfolio in 2005), offset by less funds used for additions to interests in unconsolidated joint ventures and an increase in capital distributions received from unconsolidated joint ventures. Cash provided by financing activities was $483.6 million for the year ended December 31, 2006, as compared to cash used in financing activities of $101.9 million for the same period in 2005. This change is due primarily to an increase in borrowings, net of repayments, issuance of common stock upon the exercise of options and issuances of preferred stock, offset by the cost of the repurchase of preferred units for the year ended December 31, 2006.
     We believe that our sources of working capital, specifically our cash flow from operations, borrowings available under our unsecured credit facilities and our ability to access private and public debt and equity capital, are adequate for us to meet our liquidity requirements for the foreseeable future. The unavailability of capital could adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.
Capital Resources
     Property Divestitures. During 2006, we divested ourselves of 39 industrial buildings, aggregating approximately 3.5 million square feet, for an aggregate price of $175.3 million, with a resulting net gain of $42.6 million.
     Development Sales. During 2006, we sold five land parcels and six development projects totaling approximately 1.3 million square feet for an aggregate sale price of $86.6 million, resulting in an after-tax gain of $13.3 million. In addition, during 2006, we received approximately $0.4 million in connection with the condemnation of a parcel of land resulting in a loss of $1.0 million, $0.8 million of which was the joint venture partner’s share.
     Development Contributions. During 2006, we contributed a total of nine completed development projects and one land parcel into unconsolidated co-investment joint ventures. Four projects totaling approximately 2.6 million square feet were contributed into AMB Japan Fund I, L.P, two projects totaling approximately 0.8 million square feet were contributed into AMB-SGP Mexico, LLC, and three projects totaling approximately 0.6 million square feet were contributed into AMB Institutional Alliance Fund III, L.P. In addition, one land parcel was contributed into AMB DFS Fund I, LLC.  As a result of these contributions, we recognized an aggregate after-tax gain of $94.1 million, representing the portion of our interest in the contributed property acquired by the third-party investors for cash. These gains are included in development profits, net of taxes, in the statement of operations.
     Properties Held for Contribution. As of December 31, 2006, we held for contribution to co-investment joint ventures, nine industrial projects with an aggregate net book value of $154.0 million, which, when contributed to a joint venture, will reduce our current ownership interest from approximately 100% to an expected range of 15-50%.
     Properties Held for Divestiture. As of December 31, 2006, we held for divestiture four industrial projects, which are not in our core markets, do not meet our current strategic objectives or which we have included as part of our development-for-sale program. The divestitures of the properties are subject to negotiation of acceptable terms and other customary conditions. As of December 31, 2006, the net carrying value of the properties held for divestiture was $20.9 million. Expected net sales proceeds exceed the net carrying value of the properties.

     Co-investment Joint Ventures. Through the operating partnership, we enter into co-investment joint ventures with institutional investors. These co-investment joint ventures are managed by our private capital group and provide us with an additional source of capital to fund certain acquisitions, development projects and renovation projects, as well as private capital income. We generally consolidate these joint ventures for financial reporting purposes because they are not variable interest entities and because we are the sole managing general partner and control all major operating decisions. However, in certain cases, our co-investment joint ventures are unconsolidated because we do not control all major operating decisions and the general partners do not have significant rights under EITF 04-5.
     Third-party equity interests in the joint ventures are reflected as minority interests in the consolidated financial statements. As of December 31, 2006, we owned approximately 64.3 million square feet of our properties (51.6% of the total operating and development portfolio) through our consolidated and unconsolidated joint ventures. We may make additional investments through these joint ventures or new joint ventures in the future and presently plan to do so. Our consolidated co-investment joint ventures at December 31, 2006 (dollars in thousands):

		Our
		Approximate	Original
		Ownership	Planned
Consolidated Co-Investment Joint Venture	Joint Venture Partner	Percentage	Capitalization(1)
AMB/Erie, L.P.	Erie Insurance Company and affiliates	50%	$200,000
AMB Partners II, L.P.	City and County of San Francisco Employees’ Retirement System	20%	$580,000
AMB-SGP, L.P.	Industrial JV Pte. Ltd. (2)	50%	$420,000
AMB Institutional Alliance Fund II, L.P.	AMB Institutional Alliance REIT II, Inc. (3)	20%	$490,000
AMB-AMS, L.P. (4)	PMT, SPW and TNO (5)	39%	$228,000

(1)	Planned capitalization includes anticipated debt and both partners’ expected equity contributions.

(2)	A subsidiary of GIC Real Estate Pte. Ltd., the real estate investment subsidiary of the Government of Singapore Investment Corporation.

(3)	Comprised of 14 institutional investors as stockholders and one third-party limited partner as of December 31, 2006.

(4)	AMB-AMS, L.P. is a co-investment partnership with three Dutch pension funds.

(5)	PMT is Stichting Pensioenfonds Metaal en Techniek, SPW is Stichting Pensioenfonds voor de Woningcorporaties and TNO is Stichting Pensioenfonds TNO.
     Our unconsolidated joint ventures at December 31, 2006 (dollars in thousands):

		Our
		Approximate	Original
		Ownership	Planned
Unconsolidated Co-Investment Joint Venture	Joint Venture Partner	Percentage	Capitalization(1)
AMB-SGP Mexico, LLC	Industrial (Mexico) JV Pte. Ltd. (2)	20%	$715,000
AMB Japan Fund I, L.P.	Institutional investors (3)	20%	$2,100,000 (4)
AMB Institutional Alliance Fund III, L.P. (5)	AMB Institutional Alliance REIT III, Inc.	23%	$1,323,000 (6)
AMB DFS Fund I, LLC (7)	Strategic Realty Ventures, LLC	15%	$500,000

(1)	Planned capitalization includes anticipated debt and both partners’ expected equity contributions.

(2)	A subsidiary of GIC Real Estate Pte. Ltd., the real estate investment subsidiary of the Government of Singapore Investment Corporation.

(3)	Comprised of 13 institutional investors as of December 31, 2006.

(4)	AMB Japan Fund I, L.P. is a yen-denominated fund. U.S. dollar amounts are converted at the December 31, 2006 exchange rate.

(5)	AMB Institutional Alliance Fund III, L.P. is an open-ended co-investment partnership formed in 2004 with institutional investors, which invests through a private real estate investment trust. Prior to October 1, 2006, the Company accounted for AMB Institutional Alliance Fund III, L.P. as a consolidated joint venture.

(6)	The planned gross capitalization and investment capacity of AMB Institutional Alliance Fund III, L.P. as an open-end fund, is not limited. The planned gross capitalization represents the gross book value of real estate assets as of the most recent quarter end.

(7)	AMB DFS Fund I, LLC is a co-investment partnership formed in 2006 with a subsidiary of GE Real Estate to build and sell properties.
     We also have a 0.1% unconsolidated equity interest (with an approximate 33% economic interest) in AMB Pier One, LLC, a joint venture related to the 2000 redevelopment of the pier which houses our office space in the San Francisco Bay Area. The investment is not consolidated because we do not exercise control over major operating decisions such as approval of budgets, selection of property managers, investment activity and changes in financing. We have an option to purchase the remaining equity interest beginning January 1, 2007 and expiring December 31, 2009, based on the fair market value as stipulated in the joint venture agreement. As of December 31, 2006, we also had an approximate 39.0% unconsolidated equity interest in G.Accion, a Mexican real estate company. G.Accion provides management and development services for industrial, retail, residential and office properties in Mexico. In addition, as of December 31, 2006, one of our subsidiaries also had an approximate 5% interest in IAT Air Cargo Facilities Income Fund (IAT), a Canadian income trust specializing in aviation-related real estate at Canada’s leading international airports. This equity investment is included in other assets on the consolidated balance sheets.
          Common and Preferred Equity. We have authorized for issuance 100,000,000 shares of preferred stock, of which the following series were designated as of December 31, 2006: 1,595,337 shares of series D preferred; 510,000 shares of series I cumulative redeemable preferred; 800,000 shares of series J cumulative redeemable preferred; 800,000 shares of series K cumulative redeemable preferred; 2,300,000 shares of series L cumulative redeemable preferred, of which 2,000,000 are outstanding; 2,300,000 shares of series M cumulative redeemable preferred, all of which are outstanding; 3,000,000 shares of series O cumulative redeemable preferred, all of which are outstanding; and 2,000,000 shares of series P cumulative redeemable preferred, all of which are outstanding.
     On November 1, 2006, AMB Property II, L.P., issued 1,130,835 of its class B common limited partnership units in connection with a property acquisition.
     On September 21, 2006, AMB Property II, L.P., repurchased all 201,139 of its outstanding 7.95% Series F Cumulative Redeemable Preferred Limited Partnership Units from a single institutional investor for an aggregate price of $10.0 million, including accrued and unpaid distributions. In connection with this repurchase, we reclassified all of our 267,439 shares of 7.95% Series F Cumulative Redeemable Preferred Stock as preferred stock.
     On June 30, 2006, AMB Property II, L.P., repurchased all 220,440 of its outstanding 7.75% Series E Cumulative Redeemable Preferred Limited Partnership Units from a single institutional investor for an aggregate price of $10.9 million, including accrued and unpaid distributions. In connection with this repurchase, we reclassified all of our 220,440 shares of 7.75% Series E Cumulative Redeemable Preferred Stock as preferred stock.
     On March 21, 2006, AMB Property II, L.P., repurchased all 840,000 of its outstanding 8.125% Series H Cumulative Redeemable Preferred Limited Partnership Units from a single institutional investor for an aggregate price of $42.8 million, including accrued and unpaid distributions. In connection with this repurchase, we reclassified all of our 840,000 shares of 8.125% Series H Cumulative Redeemable Preferred Stock as preferred stock.
     On September 24, 2004, AMB Property II, L.P., a partnership in which Texas AMB I, LLC, a Delaware limited liability company and our indirect subsidiary, owns an approximate 8.0% general partnership interest and the operating partnership owns an approximate 92% common limited partnership interest, issued 729,582 5.00% Series N Cumulative Redeemable Preferred Limited Partnership Units at a price of $50.00 per unit. The series N preferred units were issued to Robert Pattillo Properties, Inc. in exchange for the contribution to AMB Property II, L.P of certain parcels of land that are located in multiple markets. Effective January 27, 2006, Robert Pattillo Properties, Inc. exercised its rights under its Put Agreement, dated September 24, 2004, with the operating partnership, and sold all of the series N preferred units to the operating partnership for an aggregate price of $36.6 million, including accrued and unpaid distributions. Also on January 27, 2006, AMB Property II, L.P. repurchased all of the series N preferred units from the operating partnership at an aggregate price of $36.6 million and cancelled all of the outstanding series N preferred units as of such date.

     As of December 31, 2006, $145.3 million in preferred units with a weighted average rate of 7.85%, issued by the operating partnership, were callable under the terms of the partnership agreement and $40.0 million in preferred units with a weighted average rate of 7.95% become callable in 2007.
     On August 25, 2006, we issued and sold 2,000,000 shares of 6.85% Series P Cumulative Redeemable Preferred Stock at $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.7125 per annum. The series P preferred stock is redeemable by us on or after August 25, 2011, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of approximately $48.1 million to the operating partnership, and in exchange, the operating partnership issued to us 2,000,000 6.85% Series P Cumulative Redeemable Preferred Units.
     On December 13, 2005, we issued and sold 3,000,000 shares of 7.00% Series O Cumulative Redeemable Preferred Stock at $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.75 per annum. The series O preferred stock is redeemable by us on or after December 13, 2010, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of approximately $72.3 million to the operating partnership, and in exchange, the operating partnership issued to us 3,000,000 7.00% Series O Cumulative Redeemable Preferred Units.
     On November 25, 2003, we issued and sold 2,300,000 shares of 6.75% Series M Cumulative Redeemable Preferred Stock at $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.6875 per annum. The series M preferred stock is redeemable by us on or after November 25, 2008, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of approximately $55.4 million to the operating partnership, and in exchange, the operating partnership issued to us 2,300,000 6.75% Series M Cumulative Redeemable Preferred Units.
     On June 23, 2003, we issued and sold 2,000,000 shares of 6.5% Series L Cumulative Redeemable Preferred Stock at a price of $25.00 per share. Dividends are cumulative from the date of issuance and payable quarterly in arrears at a rate per share equal to $1.625 per annum. The series L preferred stock is redeemable by us on or after June 23, 2008, subject to certain conditions, for cash at a redemption price equal to $25.00 per share, plus accumulated and unpaid dividends thereon, if any, to the redemption date. We contributed the net proceeds of approximately $48.0 million to the operating partnership, and in exchange, the operating partnership issued to us 2,000,000 6.5% Series L Cumulative Redeemable Preferred Units. The operating partnership used the proceeds, in addition to proceeds previously contributed to the operating partnership from other equity issuances, to redeem all 3,995,800 of its 8.5% Series A Cumulative Redeemable Preferred Units from us on July 28, 2003. We, in turn, used those proceeds to redeem all 3,995,800 of our 8.5% Series A Cumulative Redeemable Preferred Stock for $100.2 million, including all accumulated and unpaid dividends thereon, to the redemption date.
     In December 2005, our board of directors approved a new two-year common stock repurchase program for the repurchase of up to $200.0 million of our common stock. We did not repurchase or retire any shares of our common stock during the year ended December 31, 2006.
     Debt. In order to maintain financial flexibility and facilitate the deployment of capital through market cycles, we presently intend to operate with an our share of total debt-to-our share of total market capitalization ratio of approximately 45% or less. As of December 31, 2006, our share of total debt-to-our share of total market capitalization ratio was 34.2%. (See footnote 1 to the Capitalization Ratios table below for our definitions of “our share of total market capitalization,” “market equity” and “our share of total debt.”) However, we typically finance our co-investment joint ventures with secured debt at a loan-to-value ratio of 50-65% per our joint venture agreements. Additionally, we currently intend to manage our capitalization in order to maintain an investment grade rating on our senior unsecured debt. Regardless of these policies, however, our organizational documents do not limit the amount of indebtedness that we may incur. Accordingly, our management could alter or eliminate these policies without stockholder approval or circumstances could arise that could render us unable to comply with these policies.
     As of December 31, 2006, the aggregate principal amount of our secured debt was $1.4 billion, excluding unamortized debt premiums of $6.3 million. Of the $1.4 billion of secured debt, $1.0 billion is secured by properties in our joint ventures. The secured debt is generally non-recourse and bears interest at rates varying from 2.9% to 10.4% per annum (with a weighted average rate of 6.2%) and final maturity dates ranging from February 2007 to January 2025. As of December 31, 2006, $1.0 billion of the secured debt obligations bear interest at fixed rates with a weighted average interest rate of 6.1%, while the remaining $386.1 million bear interest at variable rates (with a weighted average interest rate of 4.7%).

     As of December 31, 2006, the operating partnership had outstanding an aggregate of $1.1 billion in unsecured senior debt securities, which bore a weighted average interest rate of 6.2% and had a weighted average term of 4.8 years. These unsecured senior debt securities include $300.0 million in notes issued in June 1998, $225.0 million of medium-term notes, which were issued under the operating partnership’s 2000 medium-term note program, $275.0 million of medium-term notes, which were issued under the operating partnership’s 2002 medium-term note program, $175.0 million of medium-term notes, which were issued under the operating partnership’s 2006 medium term-note program and approximately $112.5 million of 5.094% Notes Due 2015, which were issued to Teachers Insurance and Annuity Association of America on July 11, 2005 in a private placement, in exchange for the cancellation of $100.0 million of notes that were issued in June 1998 resulting in a discount of approximately $12.5 million. The unsecured senior debt securities are subject to various covenants. Also included is a $25.0 million promissory note which matures in January 2007.
     We guarantee the operating partnership’s obligations with respect to its senior debt securities. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, then our cash flow may be insufficient to pay dividends to our stockholders in all years and to repay debt upon maturity. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. This increased interest expense would adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.
     Credit Facilities. On June 1, 2006, the operating partnership entered into a third amended and restated $550.0 million unsecured revolving credit agreement that replaced its then-existing $500.0 million credit facility, which was to mature on June 1, 2007. We are a guarantor of the operating partnership’s obligations under the credit facility. The line, which matures on June 1, 2010, carries a one-year extension option and can be increased to up to $700.0 million upon certain conditions. The rate on the borrowings is generally LIBOR plus a margin, based on the operating partnership’s long-term debt rating, which was 42.5 basis points as of December 31, 2006, with an annual facility fee of 15 basis points. The four-year credit facility includes a multi-currency component, under which up to $550.0 million can be drawn in U.S. dollars, Euros, Yen or British Pounds Sterling. The operating partnership uses its unsecured credit facility principally for acquisitions, funding development activity and general working capital requirements. As of December 31, 2006, the outstanding balance on the credit facility was $303.7 million and the remaining amount available was $234.6 million, net of outstanding letters of credit of $11.7 million. The outstanding balance included borrowings denominated in Euros, which, using the exchange rate in effect on December 31, 2006, equaled approximately $303.7 million U.S. dollars.
     On June 23, 2006, AMB Japan Finance Y.K., a subsidiary of the operating partnership and as the initial borrower, entered into an amended and restated revolving credit agreement for a 45.0 billion Yen unsecured revolving credit facility, which, using the exchange rate in effect on December 31, 2006, equaled approximately $377.9 million U.S. dollars. This replaced the 35.0 billion Yen unsecured revolving credit facility executed on June 29, 2004, as previously amended, which using the exchange rate in effect on December 31, 2006, equaled approximately $293.9 million U.S. dollars. We, along with the operating partnership, guarantee the obligations of AMB Japan Finance Y.K. under the credit facility, as well as the obligations of any other entity in which the operating partnership directly or indirectly owns an ownership interest and which is selected from time to time to be a borrower under and pursuant to the credit agreement. The borrowers intend to use the proceeds from the facility to fund the acquisition and development of properties and for other real estate purposes in Japan, China and South Korea. Generally, borrowers under the credit facility have the option to secure all or a portion of the borrowings under the credit facility with certain real estate assets or equity in entities holding such real estate assets. The credit facility matures in June 2010 and has a one-year extension option. The credit facility can be increased to up to 55.0 billion Yen, which, using the exchange rate in effect on December 31, 2006, equaled approximately $461.9 million U.S. dollars. The extension option is subject to the satisfaction of certain conditions and the payment of an extension fee equal to 0.15% of the outstanding commitments under the facility at that time. The rate on the borrowings is generally TIBOR plus a margin, which is based on the credit rating of the operating partnership’s long-term debt and was 42.5 basis points as of December 31, 2006. In addition, there is an annual facility fee, payable in quarterly amounts, which is based on the credit rating of the operating partnership’s long-term debt, and was 15 basis points of the outstanding commitments under the facility as of December 31, 2006. As of December 31, 2006, the outstanding balance on this credit facility, using the exchange rate in effect on December 31, 2006, was $320.9 million in U.S. dollars.
     On June 13, 2006, the operating partnership and certain of its consolidated subsidiaries entered into a fourth amended and restated credit agreement for a $250.0 million unsecured revolving credit facility, which replaced the third amended and restated credit agreement for a $250.0 million unsecured credit facility. On February 16, 2006, the third amended and restated credit agreement replaced the then-existing $100.0 million unsecured revolving credit facility that was to mature in June 2008. We, along with the operating partnership, guarantee the obligations for such subsidiaries and other entities controlled by us or the operating partnership that are selected by the operating partnership from time to time to be borrowers under and pursuant to the credit facility. The four-year credit facility includes a multi-currency component under which up to $250.0 million can be drawn in U.S. dollars, Hong Kong dollars, Singapore dollars, Canadian dollars and Euros. The line, which matures in February 2010 and carries a one-year extension option, can be increased to up to $350.0 million upon certain conditions and the payment of an extension fee equal to 0.15% of the outstanding commitments. The rate on the borrowings is generally LIBOR plus a margin, based on the credit rating of the operating partnership’s senior unsecured long-term debt, which was 60 basis points as of December 31, 2006, with an annual facility fee based on the credit rating of the operating partnership’s senior unsecured long-term debt. The borrowers intend to use the proceeds from the facility to fund the acquisition and development of properties and general working capital requirements. As of December 31, 2006, the outstanding balance on this facility was approximately $227.4 million. The credit agreement contains affirmative covenants, including financial reporting requirements and maintenance of specified financial ratios by the operating partnership, and negative covenants, including limitations on the incurrence of liens and limitations on mergers or consolidations.
     Mortgages Receivable. Through a wholly owned subsidiary, we hold a mortgage loan receivable on AMB Pier One, LLC, an unconsolidated joint venture. The note bears interest at 13.0% and matures in May 2026. As of December 31, 2006, the outstanding balance on the note was $12.7 million. We also hold a loan receivable on G. Accion, an unconsolidated joint venture totaling $6.1 million with an interest rate of 10.0%. The loan matures in March 2010.
     The tables below summarize our debt maturities and capitalization and reconcile our share of total debt to total consolidated debt as of December 31, 2006 (dollars in thousands):

Debt
	Our	Joint	Unsecured
	Secured	Venture	Senior Debt	Other	Credit	Total
	Debt (1)	Debt	Securities	Debt	Facilities (2)	Debt
2007	$12,929	$84,815	$100,000	$16,125	$—	$213,869
2008	41,906	173,029	175,000	810	—	390,745
2009	3,536	96,833	100,000	971	—	201,340
2010	69,327	112,918	250,000	941	852,033	1,285,219
2011	3,094	228,708	75,000	1,014	—	307,816
2012	5,085	169,717	—	1,093	—	175,895
2013	38,668	55,168	175,000	65,920 (5)	—	334,756
2014	186,864	4,261	—	616	—	191,741
2015	2,174	19,001	112,491	664	—	134,330
2016	4,749	50,648	—	—	—	55,397
Thereafter	—	25,580	125,000	—	—	150,580

Subtotal	368,332	1,020,678	1,112,491	88,154	852,033	3,441,688
Unamortized premiums	1,632	4,712	(10,617)	—	—	(4,273)

Total consolidated debt	369,964	1,025,390	1,101,874	88,154	852,033	3,437,415
Our share of unconsolidated joint venture debt (3)	—	330,813	—	32,610	—	363,423

Total debt	369,964	1,356,203	1,101,874	120,764	852,033	3,800,838
Joint venture partners’ share of consolidated joint venture debt	—	(660,193)	—	(52,021)	—	(712,214)

Our share of total debt (4)	$369,964	$696,010	$1,101,874	$68,743	$852,033	$3,088,624

Weighted average interest rate	5.6%	6.5%	6.2%	6.6%	3.1%	5.5%
Weighted average maturity (in years)	6.6	4.5	4.8	5.3	3.3	4.6

(1)	Our secured debt and joint venture debt include debt related to European assets in the amount of $331.3 million translated to U.S. dollars using the exchange rate in effect on December 31, 2006.

(2)	Includes $418.5 million, $321.0 million and $112.5 million in Euro, Yen and Canadian dollar based borrowings, respectively, translated to U.S. dollars using the exchange rates in effect on December 31, 2006.

(3)	The weighted average interest and maturity for the unconsolidated joint venture debt were 4.4% and 5.8 years, respectively.

(4)	Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated or unconsolidated joint ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. The above table reconciles our share of total debt to total consolidated debt, a GAAP financial measure.

(5)	Maturity includes $65.0 million balance outstanding on a $65.0 million non-recourse credit facility obtained by AMB Partners II, L.P.

Market Equity as of December 31, 2006
	Shares/Units	Market	Market
Security	Outstanding	Price	Value
Common stock	89,662,435	$58.61	$5,255,115
Common limited partnership units (1)	4,709,056	$58.61	275,998

Total	94,371,491		$5,531,113

(1)	Includes 1,258,713 class B common limited partnership units issued by AMB Property II, L.P. as of December 31, 2006.

Preferred Stock and Units
	Dividend	Liquidation	Redemption
Security	Rate	Preference	Date
Series D preferred units	7.75%	$79,767	May 2004
Series I preferred units	8.00%	25,500	March 2006
Series J preferred units	7.95%	40,000	September 2006
Series K preferred units	7.95%	40,000	April 2007
Series L preferred stock	6.50%	50,000	June 2008
Series M preferred stock	6.75%	57,500	November 2008
Series O preferred stock	7.00%	75,000	December 2010
Series P preferred stock	6.85%	50,000	August 2011

Weighted average/total	7.27%	$417,767

Capitalization Ratios as of December 31, 2006
Total debt-to-total market capitalization (1)	39.0%
Our share of total debt-to-our share of total market capitalization (1)	34.2%
Total debt plus preferred-to-total market capitalization (1)	43.3%
Our share of total debt plus preferred-to-our share of total market capitalization (1)	38.8%
Our share of total debt-to-our share of total book capitalization (1)	55.8%

(1)	Our definition of “total market capitalization” is total debt plus preferred equity liquidation preferences plus market equity. Our definition of “our share of total market capitalization” is our share of total debt plus preferred equity liquidation preferences plus market equity. Our definition of “market equity” is the total number of outstanding shares of our common stock and common limited partnership units multiplied by the closing price per share of our common stock as of December 31, 2006. Our definition of “preferred” is preferred equity liquidation preferences. Our share of total book capitalization is defined as our share of total debt plus minority interests to preferred unitholders and limited partnership unitholders plus stockholders’ equity. Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated or unconsolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. For a reconciliation of our share of total debt to total consolidated debt, a GAAP financial measure, please see the table of debt maturities and capitalization above.
Liquidity
     As of December 31, 2006, we had $174.8 million in cash and cash equivalents and $314.2 million of additional available borrowings under our credit facilities. As of December 31, 2006, we had $21.1 million in restricted cash.
     Our board of directors declared a regular cash dividend for the quarter ended December 31, 2006 of $0.46 per share of common stock, and the operating partnership announced its intention to pay a regular cash distribution for the quarter ended December 31, 2006 of $0.46 per common unit. The dividends and distributions were payable on January 5, 2007 to stockholders and unitholders of record on December 22, 2006. The series L, M, O and P preferred stock dividends were payable on January 16, 2007 to stockholders of record on January 5, 2007. The series J and K preferred unit quarterly distributions were payable on January 16, 2007. The series D and I preferred unit quarterly distributions were paid on December 25, 2006. The following table sets forth the dividends and distributions paid or payable per share or unit for the years ended December 31, 2006, 2005 and 2004:

Paying Entity	Security	2006	2005	2004
AMB Property Corporation	Common stock	$1.84	$1.76	$1.70
AMB Property Corporation	Series L preferred stock	$1.63	$1.63	$1.63
AMB Property Corporation	Series M preferred stock	$1.69	$1.69	$1.69
AMB Property Corporation	Series O preferred stock	$1.75	$0.09	n/a
AMB Property Corporation	Series Ppreferred stock	$0.60	n/a	n/a

Operating Partnership	Common limited partnership units	$1.84	$1.76	$1.70
Operating Partnership	Series J preferred units	$3.98	$3.98	$3.98
Operating Partnership	Series K preferred units	$3.98	$3.98	$3.98

AMB Property II, L.P.	Class B common limited partnership units	$1.84	$1.76	$1.70
AMB Property II, L.P.	Series D preferred units	$3.88	$3.88	$3.88
AMB Property II, L.P.	Series E preferred units (1)	$1.78	$3.88	$3.88
AMB Property II, L.P.	Series F preferred units (2)	$2.72	$3.98	$3.98
AMB Property II, L.P.	Series H preferred units (3)	$0.97	$4.06	$4.06
AMB Property II, L.P.	Series I preferred units	$4.00	$4.00	$4.00
AMB Property II, L.P.	Series N preferred units (4)	$0.22	$2.50	$0.70

(1)	In June 2006, AMB Property II, L.P. repurchased all of its outstanding series E preferred units.

(2)	In September 2006, AMB Property II, L.P. repurchased all of its outstanding series F preferred units.

(3)	In March 2006, AMB Property II, L.P. repurchased all of its outstanding series H preferred units.

(4)	The holder of the series N preferred units exercised its put option in January 2006 and sold all of its series N preferred units to the operating partnership and AMB Property II, L.P. repurchased all of such units from the operating partnership.
     The anticipated size of our distributions, using only cash from operations, will not allow us to retire all of our debt as it comes due. Therefore, we intend to also repay maturing debt with net proceeds from future debt or equity financings, as well as property divestitures. However, we may not be able to obtain future financings on favorable terms or at all. Our inability to obtain future financings on favorable terms or at all would adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.

Capital Commitments
     Development Starts. During the year ended December 31, 2006, we initiated 30 new industrial development projects in North America, Europe and Asia with a total expected investment of $914.3 million, aggregating approximately 10.4 million square feet. During 2005, we initiated 30 new industrial development projects in North America, Europe and Asia with a total expected investment of $522.4 million, aggregating approximately 7.0 million square feet.
     Development Pipeline. As of December 31, 2006, we had 45 industrial projects in our development pipeline, which will total approximately 13.7 million square feet, and will have an aggregate estimated investment of $1.3 billion upon completion. We have an additional ten development projects available for sale or contribution totaling approximately 3.0 million square feet, with an aggregate estimated investment of $199.2 million. One of these ten projects totaling $13.0 million and approximately 0.2 million square feet is held in an unconsolidated joint venture. As of December 31, 2006, we and our joint venture partners had funded an aggregate of $814.5 million and needed to fund an estimated additional $481.0 million in order to complete our development pipeline which includes projects expected to be completed through the fourth quarter of 2008. In addition, during the year ended December 31, 2006, we acquired 835 acres of land for industrial warehouse development in North America and Asia for approximately $293.2 million.
     Acquisitions. During 2006, we acquired 106 industrial buildings, aggregating approximately 9.8 million square feet for a total expected investment of $834.2 million (includes acquisition costs of $814.1 million and estimated acquisition capital of $20.1 million), of which we acquired 70 buildings through one of our unconsolidated co-investment joint ventures. We generally fund our acquisitions through private capital contributions, borrowings under our credit facilities, cash, debt issuances and net proceeds from property divestitures.
     Lease Commitments. We have entered into operating ground leases on certain land parcels, primarily on-tarmac facilities and office space with remaining lease terms from one to 55 years. These buildings and improvements are amortized ratably over the lesser of the terms of the related leases or 40 years. Future minimum rental payments required under non-cancelable operating leases in effect as of December 31, 2006 were as follows (dollars in thousands):

2007	$21,636
2008	22,186
2009	21,506
2010	20,667
2011	20,668
Thereafter	272,483

Total	$379,146

     Co-investment Joint Ventures. Through the operating partnership, we enter into co-investment joint ventures with institutional investors. These co-investment joint ventures are managed by our private capital group and provide us with an additional source of capital to fund acquisitions, development projects and renovation projects, as well as private capital income. As of December 31, 2006, we had investments in co-investment joint ventures with a gross book value of $1.9 billion, which are consolidated for financial reporting purposes, and net equity investments in four unconsolidated co-investment joint ventures of $236.0 million and a gross book value of $2.5 billion. As of December 31, 2006, we may make additional capital contributions to current and planned co-investment joint ventures of up to $168.2 million (using the exchange rates at December 31, 2006) pursuant to the terms of the joint venture agreements. From time to time, we may raise additional equity commitments for AMB Institutional Alliance Fund III, L.P., an open-ended unconsolidated co-investment joint venture formed in 2004 with institutional investors, which invests through a private real estate investment trust. This would increase our obligation to make additional capital commitments. Pursuant to the terms of the partnership agreement of this fund, we are obligated to contribute 20% of the total equity commitments to the fund until such time our total equity commitment is greater than $150.0 million, at which time, our obligation is reduced to 10% of the total equity commitments. We expect to fund these contributions with cash from operations, borrowings under our credit facilities, debt or equity issuances or net proceeds from property divestitures, which could adversely effect our cash flow.
     Captive Insurance Company. In December 2001, we formed a wholly owned captive insurance company, Arcata National Insurance Ltd., (Arcata), which provides insurance coverage for all or a portion of losses below the deductible under our third-party policies. The captive insurance company is one element of our overall risk management program. We capitalized Arcata in accordance with the applicable regulatory requirements. Arcata established annual premiums based on projections derived from the past loss experience of our properties. Annually, we engage an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs. Premiums paid to Arcata may be adjusted based on this estimate. Like premiums paid to third-party insurance companies, premiums paid to Arcata may be reimbursed by customers pursuant to specific lease terms. Through this structure, we believe that we have more comprehensive insurance coverage at an overall lower cost than would otherwise be available in the market.
     Potential Contingent and Unknown Liabilities. Contingent and unknown liabilities may include the following:
•	liabilities for environmental conditions;

•	claims of customers, vendors or other persons dealing with our predecessors prior to our formation or acquisition transactions that had not been asserted prior to our formation or acquisition transactions;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax liabilities; and

•	claims for indemnification by the officers and directors of our predecessors and others indemnified by these entities.
Overview of Contractual Obligations
     The following table summarizes our debt, interest and lease payments due by period as of December 31, 2006 (dollars in thousands):

	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total
Debt	$213,869	$592,085	$1,593,035	$1,042,699	$3,441,688
Debt interest payments	13,861	38,126	74,416	58,775	185,178
Operating lease commitments	21,636	43,692	41,335	272,483	379,146
Construction commitments	31,713	57,042	—	—	88,755

Total	$281,079	$730,945	$1,708,786	$1,373,957	$4,094,767

OFF-BALANCE SHEET ARRANGEMENTS
     Standby Letters of Credit. As of December 31, 2006, we had provided approximately $22.1 million in letters of credit, of which $11.7 million was provided under the operating partnership’s $550.0 million unsecured credit facility. The letters of credit were required to be issued under certain ground lease provisions, bank guarantees and other commitments.
     Guarantees. Other than parent guarantees associated with the unsecured debt, as of December 31, 2006, we had outstanding guarantees in the aggregate amount of $48.2 million in connection with certain acquisitions. As of December 31, 2006, we guaranteed $26.8 million and $83.2 million on outstanding loans on two of our consolidated joint ventures and two of our unconsolidated joint ventures, respectively. In addition, as of December 31, 2006, we guaranteed $87.3 million on outstanding property debt related to one of our unconsolidated joint ventures.
     Performance and Surety Bonds. As of December 31, 2006, we had outstanding performance and surety bonds in an aggregate amount of $11.4 million. These bonds were issued in connection with certain of our development projects and were posted to guarantee certain tax obligations and the construction of certain real property improvements and infrastructure, such as grading, sewers and streets. Performance and surety bonds are commonly required by public agencies from real estate developers. Performance and surety bonds are renewable and expire upon the payment of the taxes due or the completion of the improvements and infrastructure.
     Promoted Interests and Other Contractual Obligations. Upon the achievement of certain return thresholds and the occurrence of certain events, we may be obligated to make payments to certain of our joint venture partners pursuant to the terms and provisions of their contractual agreements with us. From time to time in the normal course of our business, we enter into various contracts with third parties that may obligate us to make payments, pay promotes, or perform other obligations upon the occurrence of certain events.

SUPPLEMENTAL EARNINGS MEASURES
     FFO. We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), to be a useful supplemental measure of our operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive our pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, we do not adjust FFO to eliminate the effects of non-recurring charges. We believe that FFO, as defined by NAREIT, is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. We believe that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. We consider FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies.
     While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to our real estate assets nor is FFO necessarily indicative of cash available to fund our future cash requirements. Further, our computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
     The following table reflects the calculation of FFO reconciled from net income for the years ended December 31 (dollars in thousands):

	2006	2005	2004	2003	2002
Net income (1)	$224,072	$257,807	$125,471	$129,128	$121,119
Gains from dispositions of real estate, net of minority interests (2)	(42,635)	(132,652)	(47,224)	(50,325)	(19,383)
Real estate, related depreciation and amortization:
Total depreciation and amortization	176,468	160,276	135,412	110,544	102,395
Discontinued operations’ depreciation	3,509	20,028	31,938	31,793	34,108
Non-real estate depreciation	(4,546)	(3,388)	(871)	(720)	(712)
Ground lease amortization	—	—	—	—	(2,301)
Adjustments to derive FFO from consolidated joint ventures:
Joint venture partners’ minority interests (Net income)	37,975	36,401	29,360	22,276	16,529
Limited partnership unitholders’ minority interests (Net income)	2,358	3,004	1,987	1,766	2,910
Limited partnership unitholders’ minority interests (Development profits)	4,948	2,262	435	344	57
Discontinued operations’ minority interests (Net income)	478	9,176	14,361	15,565	16,990
FFO attributable to minority interests	(82,861)	(100,275)	(80,192)	(65,603)	(52,051)
Adjustments to derive FFO from unconsolidated joint ventures:
Our share of net income	(23,240)	(10,770)	(3,781)	(5,445)	(5,674)
Our share of FFO	16,038	14,441	7,549	9,755	9,291
Our share of development profits, net of taxes	—	5,441	—	—	—
Preferred stock dividends	(13,582)	(7,388)	(7,131)	(6,999)	(8,496)
Preferred stock and unit redemption discount (issuance costs)	(1,070)	—	—	(5,413)	412

Funds from operations	$297,912	$254,363	$207,314	$186,666	$215,194

Basic FFO per common share and unit	$3.24	$2.87	$2.39	$2.17	$2.44

Diluted FFO per common share and unit	$3.12	$2.75	$2.30	$2.13	$2.40

Weighted average common shares and units:
Basic	92,047,678	88,684,262	86,885,250	85,859,899	88,204,208

Diluted	95,444,072	92,508,725	90,120,250	87,616,365	89,689,310

(1)	Includes gains from undepreciated land sales of $5.6 million, $25.0 million, $3.7 million and $1.2 million for 2006, 2005, 2004 and 2003, respectively.

(2)	The information for 2005 includes accumulated depreciation re-capture of approximately $1.1 million associated with the sale of the Interstate Crossdock redevelopment project.
     SS NOI. We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider same store net operating income, or SS NOI, to be a useful supplemental measure of our operating performance. For properties that are considered part of the same store pool, see Part I, Item 2: “Properties — Industrial Properties — Owned and Managed Market Operating Statistics”, Note 6, and “Owned and Managed Operating and Leasing Statistics — Owned and Managed Same Store Operating Statistics”, Note 2. In deriving SS NOI, we define NOI as rental revenues (as calculated in accordance with GAAP), including reimbursements, less straight-line rents, property operating expenses and real estate taxes. We exclude straight-line rents in calculating SS NOI because we believe it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies.
     While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expense, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, our computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.
     The following table reconciles SS NOI from net income for the years ended December 31 (dollars in thousands):

	2006	2005	2004
Net income	$224,072	$257,807	$125,471
Private capital income	(46,102)	(43,942)	(12,895)
Depreciation and amortization	176,468	160,276	135,412
Impairment losses	6,312	—	—
General and administrative	104,262	71,564	57,181
Other expenses	2,620	5,038	2,554
Fund costs	2,091	1,482	1,741
Total other income and expenses	27,170	57,380	119,727
Total minority interests’ share of income	62,408	74,370	52,466
Total discontinued operations	(61,053)	(134,929)	(70,689)
Cumulative effect of change in accounting principle	(193)	—	—

Net Operating Income (NOI)	498,055	449,046	410,968
Less non same store NOI	(106,115)	(61,824)	(11,594)
Less non-cash adjustments (1)	(8,426)	(9,861)	(8,249)

Cash basis same store NOI	$383,514	$377,361	$391,125

(1)	Non-cash adjustments include straight line rents and amortization of lease intangibles for the same store pool only.